Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Ron Rogers
Corporate Communications
916-746-3123
r.rogers@surewest.com

Misty Wells
Investor Relations
916-786-1799
m.wells@surewest.com

SUREWEST COMMUNICATIONS COMPLETES SALE OF WIRELESS TOWERS TO GLOBAL TOWER PARTNERS

ROSEVILLE, CA — February 27, 2009 — Leading independent communications holding company SureWest Communications (NASDAQ: SURW) today announced that it has completed the previously announced sale of its wireless towers to Global Tower Partners for an aggregate cash purchase price of $9.2 million. The company expects to use the net cash proceeds of the towers sale to repay a certain amount of its current outstanding debt facilities.

Steve Oldham, SureWest’s president and chief executive officer, said, “This is an important transaction for SureWest as we continue to focus on our core Broadband business and delivering a superior experience for customers using our advanced Internet, television and telephone services. The net proceeds from the sale will continue to enhance our financial flexibility and support our commitment to growing the Broadband business.”

“The SureWest towers acquisition affirms our commitment to being one of the leading acquirers of premier tower locations in the United States,” said Marc C. Ganzi, chief executive officer, Global Tower Partners. “We are excited to close this transaction with SureWest and believe these unique locations will address the growing needs of our customers in enhancing their coverage and network quality throughout Northern California.”

About SureWest

SureWest Communications (www.surewest.com) is one of the nation’s leading integrated communications providers and is the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 90 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. Its fiber-to-the-premise IP-based network in the Sacramento region features the fastest symmetrical Internet speeds in the nation at up to 50 Mbps. In its Kansas City market (www.surewestkc.com), 75 percent of the company’s customers subscribe to at least three services.

About Global Tower Partners

Global Tower Partners (www.gtpsites.com), based in Boca Raton, Florida, is one of the leading providers of outsourced antennae site facilities to the wireless communications industry in the United States.  GTP’s business includes the ownership, development, leasing and management of antennae sites on towers and commercial real estate rooftops.  GTP owns or master leases more than 10,000 sites, including more than 3,300 towers throughout the United States.  GTP’s customers are leading wireless communications providers including Sprint-Nextel, AT&T, T-Mobile, Verizon Wireless, US Cellular, Metro PCS, Leap Wireless, Clearwire and Centennial Wireless.

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